EXHIBIT 99.1


                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


         CRIIMI MAE REPORTS $2.5 MILLION OF NET INCOME IN FIRST QUARTER

Rockville, MD, May 5, 2004 - - CRIIMI MAE Inc. (NYSE: CMM) today reported net income of $2.5 million or $0.16 per diluted share in the first quarter of 2004 compared to net income of $4.3 million or $0.28 per diluted share for the same period in 2003.

                    FIRST QUARTER 2004 SIGNIFICANT HIGHLIGHTS

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- Shareholders' equity increased to $18.07 per diluted share at quarter end from
  $14.91 per diluted share at year end 2003
- Increased first quarter 2004 net interest margin by 144% to $10.9 million compared to first quarter 2003
- Generated $13.4 million of cash during quarter from subordinated CMBS and other assets
- Recognized $3.1 million of write-downs on non-core assets
- Completed loan modification on largest borrowing relationship in special servicing portfolio
- Refinanced second 7% fixed rate note at current LIBOR rates
- Reduced total preferred dividend payment rate through sale of additional shares of 10 7/8% Series B Preferred Stock and announced redemption of 12% Series F and 15% Series G Preferred Stocks

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Barry Blattman, Chairman and Chief Executive Officer, stated: "The increase in
GAAP book value per diluted share at quarter end reflects significant improvement in our CMBS fair values due to a combination of CMBS spreads tightening and a decline in interest rates as of quarter end. The majority of the increase in CMBS values is attributable to our BB bonds, where market demand and liquidity are on the rise. To manage the Company's cost of funds related to the refinancing of our shorter term recourse debt in an increasing interest rate environment, the Company purchased an additional $100 million interest rate swap on April 1, 2004 before release of the March unemployment report on April 2, 2004 and the subsequent significant rise in interest rates."

Mark Jarrell, President and Chief Operating Officer, added: "We have taken a number of significant steps this quarter which will positively impact our operations. We reduced the cost of preferred stock, our general and administrative expenses and our weighted average cost of borrowing. Our overall preferred dividend payment was reduced by about $1 million annually when we used the proceeds from the March 2004 sale of additional shares of our Series B Preferred Stock and some cash to redeem our two highest yielding preferred stock issues in April. Our first quarter 2004 results also reflect a reduction in our executive cash compensation expense, effective January 2004, which represents an annualized savings of approximately 17% as compared to the fourth quarter of 2003. Additionally, we are beginning to realize significant annualized interest savings related to the refinancings of our insured mortgage portfolios. And, as we recently announced, we executed loan modifications on the largest borrowing relationship in our special servicing portfolio during the first quarter of 2004 and expect to return those loans to the master servicers later this year."

FINANCIAL RESULTS

Net Income
The net income of $2.5 million or $0.16 per diluted share for the first quarter of 2004 included net interest margin of $10.9 million, write-downs of approximately $3.1 million on certain of the Company's non-core assets, a $0.7 million loss on extinguishment of debt, and $0.5 million of impairment on one of its subordinated CMBS.

Increased Net Interest Margin for Quarter
CRIIMI MAE's net interest margin increased by 144% to $10.9 million for the three months ended March 31, 2004 compared to $4.5 million during the first three months of 2003. The increase in net interest margin for the first quarter of 2004 is primarily due to reduced borrowing costs related to the January 2003 recapitalization, the refinancing of two of the Company's insured mortgage portfolios and a lower average debt balance.

Total interest income decreased by 9% to $24.3 million for the three months ended March 31, 2004 as compared to $26.7 million for the same period in 2003. This decrease was primarily due to the prepayment of approximately 54% of the insured mortgage portfolio since March 31, 2003.

Total interest expense decreased by 40% to $13.4 million for the first quarter of 2004 compared to $22.3 million the corresponding period in 2003 primarily due to a lower average effective interest rate on the Company's total debt outstanding and a lower average total debt balance in 2004. As noted above, interest expense for the first quarter of 2003 included $3.1 million of additional interest expense incurred related to the redemption of the Company's Series A and Series B Senior Secured Notes during the redemption notice period.

During the first quarter of 2004, the weighted average effective interest rate on the Company's total debt outstanding was 7.4 % compared to 8.9 % in the same period in 2003. The average total debt balance was $727 million during the first quarter of 2004 compared to $985 million during the same period in 2003.

Other
Included in the $3.1 million write-down is an impairment charge of $2.6 million on one of the Company's non-core assets, a shopping center in Orlando, Florida, which the Company holds through a wholly owned limited partnership and accounts for as real estate owned. CRIIMI MAE recognized impairment on this asset, which is subject to a non-recourse first mortgage, as a result of a change in the borrower's asset resolution strategy and anticipated holding period related to the asset. The limited partnership defaulted on this loan in April 2004 entitling the lender to exercise its remedies. The other write-down on non-core assets relates to a $527,000 impairment charge on one of the Company's mezzanine loans. The quarter's results also included a $707,000 loss on extinguishment of debt related to the unamortized discount and deferred financing costs associated with the refinancing of one of the Company's insured mortgage portfolios and $518,000 of impairment on one of its subordinated CMBS.

Net income for the corresponding period in 2003 included $3.1 million of additional interest expense in connection with the redemption of the Series A and Series B Senior Secured Notes, $2.6 million of recapitalization expenses and $7.3 million of gain on extinguishment of debt.

LIQUIDITY AND SHAREHOLDERS' EQUITY

As of March 31, 2004, total cash and cash equivalents totaled approximately $35.1 million. Included in the Company's liquidity is $14.9 million in proceeds from the sale in March 2004 of additional shares of Series B Preferred Stock. The Company also had additional liquidity at March 31, 2004 consisting of $3.9 million in investment grade securities. As of April 30, 2004, CRIIMI MAE had approximately $17.5 million of cash and cash equivalents and approximately $3.8 million in investment grade securities. The decrease in liquidity from March 31, 2004 to April 30, 2004 is primarily the result of the payment of the redemption price for the Company's 12% Series F and 15% Series G Preferred Stocks on April 28, 2004.

CRIIMI MAE is currently subject to a liquidity requirement of $15 million during the second quarter of 2004 in connection with its $200 million secured borrowing facility. The Company may use this facility to finance the purchase of certain securities, including GNMAs, and to acquire subordinated CMBS.

CRIIMI MAE's subordinated CMBS, along with its other assets, continue to generate significant cash. During the three months ended March 31, 2004, the Company received cash of $9.5 million from its subordinated CMBS, $2.2 million from its investment in the AIM Limited Partnerships (including liquidating distributions of $1.8 million), and $1.5 million from its insured mortgage portfolios.

During the three months ended March 31, 2004, the Company made aggregate interest and principal payments on its recourse debt of $3.2 million and $1.8 million, respectively. In addition, during the first quarter of 2004, the Company paid dividends to its preferred shareholders of $1.7 million, principal repayment associated with the refinancing of one of the insured mortgage portfolios of $1.1 million, and interest rate swap payments of $753,000. The Company also incurred approximately $2.7 million of general and administrative expenses and $434,000 of maintenance fee expense.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its net operating loss (NOL) carry forwards. As of March 31, 2004, the Company's NOL carry forward totaled $307.1 million.

The Company expects any dividends paid in 2004 to be taxable to the recipients to the extent of the Company's taxable income for the year. The determination of the taxability of a dividend distribution is based on the current year's earnings and profits, which approximates the Company's taxable income. The Company is expecting to offset taxable income, if any, first with dividends paid deductions on its preferred stock and then utilizing its prior year NOL carry forwards in 2004. The Company does not expect to pay dividends on its common stock in the near future.

As of March 31, 2004, shareholders' equity totaled $356.9 million or $18.07 per diluted share compared to $291.8 million or $14.91 per diluted share at December 31, 2003. The diluted book value per share amounts are based on shareholders' equity presented in accordance with GAAP. The increase in total shareholders' equity is primarily the result of an increase in the fair values of the Company's CMBS principally due to CMBS spread tightening, along with a reduction in long-term interest rates as of quarter end. The March 2004 sale of 585,000 shares of its Series B Preferred Stock also contributed to the increase in total shareholders' equity. Shareholders' equity as of March 31, 2004 includes, among other things, approximately $48.6 million of net assets related to the Company's investment grade CMBS, which it does not actually own, but are required by GAAP to be included on its balance sheet.

CRIIMI MAE had 15,471,420 and 15,384,648 common shares outstanding as of March 31, 2004 and December 31, 2003, respectively. As of April 30, 2004, the Company had 15,473,930 common shares outstanding.

EXISTING OPERATIONS

As of March 31, 2004, the outstanding principal balance of loans and real estate owned in special servicing totaled $1.0 billion, or 6.8% of the aggregate $14.9 billion of mortgage loans underlying the Company's subordinated CMBS. At quarter end, hotel property mortgage loans accounted for $510.2 million, or 50% of the special servicing portfolio, which includes amounts attributable to the Shilo Inn loans that are expected to be transferred out of special servicing later in 2004, as discussed below.

As of April 30, 2004, total specially serviced loans were $990 million, or 6.8% of the total $14.7 billion of mortgage loans underlying the Company's subordinated CMBS.

The most significant borrowing relationship in the Company's specially serviced mortgage loan portfolio, Shilo Inns, consists of 26 loans totaling approximately $164 million spread across three CMBS transactions. The loans are secured by hotel properties in the western and Pacific northwestern states. The borrower initially filed for bankruptcy protection in February 2002 and indicated that the properties had experienced reduced operating performance due to new competition, the economic recession, and reduced travel resulting from the September 11, 2001 terrorist attacks. CRIIMI MAE Services Limited Partnership, the Company's servicing subsidiary, ("CMSLP") as special servicer entered into a consensual settlement agreement dated February 25, 2003 pursuant to which the loan terms were amended and modified. This agreement was subsequently approved and confirmed by the bankruptcy court on March 28, 2003. The comprehensive loan modifications were executed by CMSLP and the borrowers on March 29, 2004. On April 9, 2004, the related pooling and servicing agreements (PSAs) were amended to clarify the method by which master servicers can recoup their outstanding liquidity and property protection advances. The PSA amendments were executed by each of CMSLP as special servicer, the depositors, master servicers and trustees for the three CMBS transactions to allow the master servicers to use general pool principal collections to reimburse such outstanding advances on modified loans. The loans are expected to be returned to the master servicers as "corrected" following a bankruptcy court hearing currently scheduled for June 2004 related to the lenders' application for legal and other professional fees and expenses. There can be no assurance that the borrowers will continue making the loan payments required under the loan modifications. Distributions on our subordinated CMBS, and the related fair value of the subordinated CMBS, will continue to be dependent on the borrowers' continued performance under the terms of the modified loans.

RECENT ACHIEVEMENTS AND DEVELOPMENTS

CRIIMI MAE Sells Additional 10 7/8% Series B Preferred Shares and Redeems 12% Series F and 15% Series G Preferred Shares
In March 2004, CRIIMI MAE sold 585,000 shares of its 10 7/8% Series B Preferred Stock to two institutional investors for a price of $25.42 per share or aggregate gross proceeds of approximately $14.9 million. The Company completed this sale in a direct offering without incurring the cost of an underwriter or placement agent. On April 28, 2004, the Company used proceeds from this sale and a portion of its cash to redeem all of the issued and outstanding shares of its 12% Series F Preferred Shares and its 15% Series G Preferred Shares for the redemption price of $10.00 per share. The sale of additional Series B Preferred Shares and the redemption of the more costly Series F and Series G Preferred Shares will result in a decrease of approximately $1 million annually in dividends to preferred stockholders.

Insured Mortgage Portfolio Refinancings
In March 2004, the Company completed its second refinancing related to its insured mortgage portfolio. In December 2003, CRIIMI MAE refinanced its 7% Fannie Mae funding note and on March 8, the Company refinanced its 7% Freddie Mac funding note, both resulting in significant annualized interest savings. CRIIMI MAE prepaid the funding notes with funds available under its $200 million secured borrowing facility and a portion of its cash. The refinanced transactions bear interest at one-month LIBOR plus 10 basis points which is significantly lower than the previous financing costs. CRIIMI MAE expects to refinance the debt associated with the Company's remaining insured mortgage portfolio by mid-2004, which is expected to result in further interest savings.

Interest Rate Swaps
On April 1, 2004, the Company entered into an additional interest rate swap in which it agreed to pay a fixed interest rate of 4.21% per annum in exchange for floating payments based on one-month LIBOR on the notional amount of $100 million. During 2003, CRIIMI MAE entered into three 10-year interest rate swap agreements on an aggregate notional amount of $100 million in which it agreed to pay a weighted average fixed interest rate of 4.15% per annum in exchange for floating payments based on one-month LIBOR. The aggregate $200 million of interest rate swaps, with a weighted average interest rate of approximately 4.18%, are intended to protect our cost of financing in connection with the Company's refinancing of its recourse debt. Future changes in fair value as well as the impact of cash payments related to these swaps will be recognized in current period earnings.

OUTLOOK

"We are pleased to have achieved one of our most significant goals for the first half of 2004--resolving the issues related to the largest hotel borrowing relationship in our specially serviced mortgage loan portfolio. We continue to focus on refinancing our shorter-term, recourse debt related to our existing subordinated CMBS and we are preparing to implement our originations-focused business plan," concluded Mr. Blattman.

FIRST QUARTER CONFERENCE CALL AND ANNUAL SHAREHOLDERS MEETING

CRIIMI MAE will hold a conference call to discuss its first quarter earnings on May 6, 2004 at 11:00 am EST. The conference call access number is (877) 852-7897. A replay of the call will be available through May 13 at (800) 642-1687, conference ID number 6913906.

The Company's Annual Shareholders Meeting will be held at 10:00 a.m. EST on May 18, 2004 at the Millenium Hilton, 55 Church Street, New York, New York. For those unable to attend, the meeting will be web cast live on the internet at www.criimimaeinc.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategies, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans, or complete other investment strategies, execute a CDO transaction or other refinancing and repay all or any portion of the Company's recourse debt, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company's cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company's trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

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                             CRIIMI MAE INC.
                    CONSOLIDATED STATEMENTS OF INCOME
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
                                                                  For the three months ended March 31,
                                                                       2004                2003
                                                                  ----------------    ---------------
Interest income:
  CMBS Interest Income:
     Income from Investment Grade CMBS                              $ 6,531,503        $ 6,557,239
     Income from Subordinated CMBS                                   15,759,941         15,514,738
  Insured mortgage securities                                         2,018,105          4,651,893
                                                                  --------------      -------------

  Total interest income                                              24,309,549         26,723,870
                                                                  --------------      -------------

Interest and related expenses:
  Bear Stearns variable rate secured debt                             3,471,213          2,827,635
  BREF senior subordinated secured notes                              1,267,403          1,051,099
  Bear Stearns repurchase agreement                                      93,934                  -
  Fixed-rate collateralized bond obligations-CMBS                     6,481,219          6,540,378
  Fixed-rate collateralized mortgage obligations -
       insured securities                                             1,811,861          5,560,140
  Hedging expense                                                        11,250            352,322
  Other interest expense                                                251,260            236,423
  Exit variable-rate secured borrowing                                        -            859,106
  Series A senior secured notes                                               -          2,130,722
  Series B senior secured notes                                               -          2,697,006
                                                                  --------------      -------------
  Total interest expense                                             13,388,140         22,254,831
                                                                  --------------      -------------
Net interest margin                                                  10,921,409          4,469,039
                                                                  --------------      -------------

  General and administrative expenses                                (2,711,153)        (2,931,910)
  Deferred compensation expense                                        (144,464)           (16,732)
  Depreciation and amortization                                        (116,413)          (173,290)
  Servicing revenue                                                   3,007,816          2,124,561
  Servicing general and administrative expenses                      (1,925,370)        (2,230,971)
  Servicing amortization, depreciation and impairment expenses         (227,727)          (333,262)
  Income tax (expense) benefit                                           (3,016)           172,376
  Equity in earnings from investments                                   426,915            128,268
  Other income, net                                                     314,975            343,176
  Net (losses) gains on mortgage security dispositions                 (625,813)           188,210
  Impairment of real estate owned                                    (2,608,740)                 -
  Impairment on Subordinated CMBS                                      (518,215)                 -
  BREF maintenance fee                                                 (434,000)          (371,311)
  Hedge ineffectiveness                                                 318,160                  -
  Recapitalization expenses                                            (242,840)        (2,616,978)
  Impairment of mezzanine loan                                         (526,865)                 -
  Net (loss) gain on extinguishment of debt                            (707,116)         7,337,424
                                                                  --------------      -------------
                                                                     (6,723,866)         1,619,561
                                                                  --------------      -------------
  Net income before dividends paid
      or accrued on preferred shares                                  4,197,543          6,088,600

  Dividends paid or accrued on preferred shares                      (1,726,560)        (1,826,059)
                                                                  --------------      -------------
  Net income to common shareholders                                 $ 2,470,983        $ 4,262,541
                                                                  ==============      =============


                            EARNINGS PER COMMON SHARE


  Basic and diluted                                                      $ 0.16             $ 0.28
                                                                  ==============      =============

  Shares used in computing basic earnings per share                  15,385,906         14,958,833
                                                                  ==============      =============


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                           CRIIMI MAE INC.
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
                                                                     As of              As of
Balance Sheet Data                                              March 31, 2004      December 31, 2003
--------------------------------------------------------------------------------------------------------
Subordinated CMBS, at fair value                                  $ 561,137,064      $ 511,681,345

Investment Grade CMBS, at fair value                                335,173,766        325,321,411

Insured mortgage securities, at fair value                          100,728,057        147,497,658

Cash and cash equivalents (including CMSLP cash)                     35,124,483         21,698,957

Total assets                                                      1,076,818,102      1,069,211,744

Total recourse debt                                                 369,212,095        350,042,667

Total non-recourse debt (match-funded and other debt)               339,075,253        415,549,536

Shareholders' equity                                                356,882,977        291,779,780

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                                                                    For the three months ended
Significant Sources and Uses of Cash                            Mar. 31, 2004 (3)   Dec. 31, 2003 (3)
--------------------------------------------------------------------------------------------------------
                                                                           (in millions)
Cash received from CMBS rated BB+ through unrated                    $ 9.5 (1)         $ 14.3
Cash distributions from the AIM Limited Partnerships                   2.2                1.2
Principal and interest received from insured mortgage securities
  pledged to secure recourse debt                                      1.2                  -
Net cash received from insured mortgage securities pledged
  to secure non-recourse debt                                          0.3                0.6
Cash received from investment in mezzanine loans                       0.2                0.2
Proceeds from sale of Series B Preferred Stock                        14.9                  -

Cash used to service recourse debt:
  Principal payments                                                  (1.8)              (1.3)
  Interest payments                                                   (3.2)              (5.4)
Cash used to pay interest rate swap                                   (0.8)              (0.5)
Cash used to pay preferred stock dividends                            (1.7)              (1.7)
Cash used to pay principal and interest on mortgage payable           (0.2)              (0.2)
General and administrative expenses (2)                               (2.7)              (3.2)
BREF maintenance fee (2)                                              (0.4)              (0.4)
Cash used to prepay Freddie Mac funding note                          (1.1)                 -
Cash used to prepay Fannie Mae funding note                              -               (2.0)


(1) The decrease in cash received from CMBS rated BB+ through unrated is primarily due to reimbursement of excess advances of approximately $3.3 million on the Shilo Inn loans.
(2) The general and administrative expenses and the BREF maintenance fee are the amounts as reflected in the Consolidated Statements of Income.
(3) The sources and uses of cash of CMSLP are excluded since CMSLP's cash is not used to service our recourse debt or pay dividends. CMSLP retains its cash to fund its operations.

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